EXHIBIT 99(a)(1)(i)

FIRST INDIANA CORPORATION

First Indiana Plaza
135 North Pennsylvania Street, Suite 2800
Indianapolis, Indiana 46204
(317) 269-1200

Offer to Purchase

Up to 1,600,000 of its

Common Shares, $.01 Par Value
(including the associated preferred share purchase rights)

At a Purchase Price of $23.50 Per Share

Net to the Seller in Cash

THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 13, 2004 UNLESS THE OFFER TO PURCHASE IS EXTENDED

       You may direct questions or requests for assistance regarding completion of the Letter of Transmittal or other tender offer materials to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase, and such copies will be furnished promptly at our expense. You may also contact your local broker, dealer, bank or trust company for assistance concerning this Offer to Purchase.

      Our Board of Directors has approved this Offer to Purchase. However, we, our Board of Directors and the Dealer Manager do not make any recommendation to you about whether you should tender or refrain from tendering your shares. We have not authorized anyone to make any recommendation on our behalf as to whether shareholders should tender shares pursuant to the Offer to Purchase. We have also not authorized anyone to give any information or to make any representations in connection with the offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any such recommendation or representations to you or gives you other such information in connection with the offer, you should not rely upon them as having been made or given under our authority or the authority of the Dealer Manager.

The Dealer Manager for this offer is:

RBC CAPITAL MARKETS

The date of this Offer to Purchase is November 1, 2004

SUMMARY

Terms of the Offer

      We (First Indiana Corporation) are inviting you to sell your common shares back to us for cash. Set forth below is a summary of the material terms of our offer. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of our offer. We have included section references to direct you to a more complete description of the topics in this summary.

•	We are offering to purchase, at a price of $23.50 per share, up to 1,600,000 of our shares (approximately 10% of our outstanding common shares), including the associated preferred share purchase rights. We reserve the right to purchase additional common shares in an amount up to 2% of the outstanding common shares (currently equal to about 313,000 shares), subject to applicable legal requirements. See “Number of Shares; Priority of Purchases; Odd Lots; Proration” beginning on page 1 of this Offer to Purchase.

•	You must determine whether to sell shares and how many shares you are willing to sell. See “Number of Shares; Priority of Purchases; Odd Lots; Proration” beginning on page 1, and “Material Federal Income Tax Consequences” beginning on page 22 of this Offer to Purchase. Neither the Company, the Dealer Manager nor the Depositary make any recommendation to you about this. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•	On October 26, 2004, the day before our first public announcement of our intention to make this Offer, the closing price for our shares on the NASDAQ National Market System was $20.76 per share. We encourage you to obtain current market quotations for our common shares. See “Share, Trading Price and Dividend Information” beginning on page 15 of this Offer to Purchase.

•	We are not obligated to purchase all of the shares that you might tender in our offer if more than 1,600,000 shares are tendered. If more shares are tendered to us than we are obligated to purchase and we do not purchase all of those shares, we will first purchase shares from all holders of “odd lots” of less than 100 shares who properly tender all of their shares, and will then purchase shares from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in “Conditional Tender of Shares” beginning on page 12 of this Offer to Purchase. We expect to announce final results on any proration within seven to ten trading days following the expiration date. See “Number of Shares; Priority of Purchases; Odd Lots; Proration” beginning on page 1 of this Offer to Purchase.

•	Our offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to other conditions. See “Certain Conditions of the Offer” beginning on page 13 of this Offer to Purchase.

•	If you hold physical certificates representing your shares and wish to tender your shares, you must deliver them, together with a completed Letter of Transmittal, to National City Bank, as Depositary, prior to the expiration of the offer. If your shares are held in street name by a broker, dealer, bank, trust company or other nominee, you must instruct the nominee to tender your shares. If you hold shares in book-entry form under our Dividend Reinvestment and Stock Purchase Plan or Employee Stock Purchase Plan and wish to tender those shares, you must separately so indicate in the boxes provided on a completed Letter of Transmittal. If shares are held for your account by the Trustee of our 401(k) plan, you must take separate actions in order to cause those shares to be tendered on your behalf. See “Procedure for Tendering Shares” beginning on page 3 of this Offer to Purchase.

•	The offer is scheduled to expire on December 13, 2004, at 5:00 p.m., Eastern Standard Time, but we may choose to extend it at any time. If our offer is extended, we will make a public announcement before 9:00 a.m., Eastern Standard Time, on the first business day after the offer was scheduled to expire. See “Cancellation, Extension, Termination and Amendment” beginning on page 26 of this Offer to Purchase.

•	If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires, which is currently scheduled to be December 13, 2004. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after

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December 30, 2004. To properly withdraw your shares, you must timely deliver a written notice of your withdrawal to the Depositary at the address or facsimile number appearing on the back cover page of this Offer to Purchase. The information required and the method of notification differs, depending on how you hold your shares. See “Withdrawal Rights” beginning on page 10 of this Offer to Purchase.

•	We are making this offer because we believe that the purchase of the common shares on the terms and conditions outlined in this Offer to Purchase would result in a more optimal capital structure. By reducing the amount of our equity capital and the number of our outstanding shares, we anticipate that we can increase our return on equity and earnings per share, assuming continued profitability. We believe that our offer will provide liquidity to you by giving you an opportunity to sell all or part of your investment in our shares on potentially more favorable terms than would otherwise be available. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•	If you choose not to tender any or all of your shares in our offer (or you tender your shares but we do not purchase all of your shares), each of your shares will represent a proportionately greater percentage interest in our equity capital and in our future earnings and losses. Each of your shares will also have a reduced book value as a result of our purchase of other shares in the offer at the offer price. Our purchase of shares in the offer will likely reduce the number of our shares that are owned by shareholders who are not related to our directors and officers. This could result in lower share prices or reduced liquidity in the trading market for common shares in the future. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•	Our offer could result in an increase, or a decrease, in the percentage of our shares that are beneficially owned by our directors and executive officers, depending upon the number of shares that they tender and the number of shares that are tendered by other shareholders. Our directors and executive officers, who beneficially own about 3,093,580 shares, are entitled to participate in our offer on the same basis as all other shareholders. Prior to the commencement of our offer, our directors and executive officers had not advised us whether or not they had decided to tender any of their shares. However, based on our discussions with them, we have determined that our directors and executive officers in the aggregate will not likely tender more than 15% of their shares. The number of shares our directors and executive officers in fact tender under our offer, if any, will depend in part on their personal assessments of market, economic or business conditions existing at the Expiration Date and other personal factors. See “Recent Developments; Purpose of the Offer; Certain Effects of the Offer” beginning on page 7 of this Offer to Purchase.

•	If you are a registered shareholder and tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See “Purchase of Shares and Payment of the Purchase Price” beginning on page 11 of this Offer to Purchase.

•	The surrender of shares by a shareholder to us pursuant to the offer will generally be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder’s particular facts and circumstances, and, accordingly, you should consult your own tax advisor. You may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure your tender for federal income tax reasons. See “Material Federal Income Tax Consequences” beginning on page 22 of this Offer to Purchase.

Questions and Answers About the Offer

What is the offer?	We are inviting our shareholders to tender our common shares, $.01 par value, and associated preferred share purchase rights, at a price of $23.50 per share, payable net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the associated Letter of Transmittal.

What is the market price for the common stock compared to the purchase price in the offer?	The purchase price in this offer will be $23.50 per share. On October 26, 2004, the day before the first public announcement of our intent to commence this offer, the closing price for the shares as reported by NASDAQ was $20.76 per share. We encourage you to obtain current market quotations for First Indiana Corporation common shares. The trading symbol for First Indiana Corporation common shares is “FINB.”

What will happen if more than 1,600,000 shares are tendered?	In the event more than 1,600,000 shares are validly tendered, we may decide to purchase additional shares in an amount up to 2% of our outstanding shares (currently equal to about 313,000 shares). If we do not elect to purchase all of the additional shares, then we will purchase tendered shares (1) first from any shareholder who owned, beneficially or of record, as of the close of business on October 27, 2004 and continues to own, beneficially or of record, as of the Expiration Date of the Offer, an aggregate of fewer than 100 shares and who validly tenders all of his or her shares, and (2) then, subject to proration as described in this Offer to Purchase, from all other tendering shareholders. This means that we will not purchase all of the shares that you may tender to us if too many shares are tendered by our shareholders, unless you qualify as an “odd lot” holder as described in (1) above.

What is the purpose of the offer?	Prior to announcing our offer, we have considered a variety of alternative uses of our excess capital. After considering these alternatives, we have determined that investing in our shares would result in a more optimal capital structure. Our offer also provides our shareholders who are considering a sale of their shares with the opportunity, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales. See Section 3 of this Offer to Purchase for more information on our purpose in making the offer.

How do I tender shares that I hold in certificate form, or in the dividend reinvestment or employee stock purchase plans?	If you hold your shares in certificate form, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, together with the certificates for the shares being tendered, to the depositary, National City Bank. These items must be received by National City by 5:00 p.m. Eastern Standard Time on December 13, 2004, unless the offer is extended. If you wish to tender your shares held under our dividend reinvestment plan or employee stock purchase plan, you must complete one of the boxes provided for participants in those plans on the first page of the Letter of Transmittal.

How do I tender my shares if they are held by my broker?	If your shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your shares for you. You cannot tender your shares using the Letter of Transmittal even though you may have received one for your information. If you are a broker and are tendering shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 2 of this Offer to Purchase.

Can I tender the shares in my 401(k) account?	Yes. If you hold shares in our 401(k) plan you should contact our Human Resources Department for information explaining how you can tender shares held in this plan.

What if I can’t deliver my shares in time?	If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares by following the guaranteed delivery procedure described in Section 2 of this Offer to Purchase.

What if my certificates are lost, mutilated, destroyed or stolen, but I still want to tender them?	You should indicate that the certificates have been lost on the face of the Letter of Transmittal, and deliver the Letter of Transmittal to the depositary after otherwise properly completing and signing it. The depositary will forward additional documentation that you must complete in order to effectively replace your lost or destroyed certificates. We urge that you carefully search for any lost certificates before declaring on your Letter of Transmittal that they have been lost, stolen or destroyed, since National City Bank will require that you furnish a surety bond in order to issue replacement certificates at a cost to you.

Do I have to sell my shares?	No. No shareholder is required to tender any shares, and there is no minimum or maximum number of shares that can be tendered.

What happens if I do not tender my shares?	Your shares will remain outstanding without a change in their terms or ownership rights. You will continue to own the same number of shares without any adjustment, and you will continue to receive the same dividend and voting rights on a per share basis as any other shareholder. However, because First Indiana Corporation may purchase up to 1,600,000 or more of its outstanding shares, the percentage of the outstanding shares which you own will increase because the number of outstanding shares will be reduced and there will be other effects. See Section 3 of this Offer to Purchase for more information on these effects.

What if the terms of the offer change?	In the event the expiration date is extended or if the terms of the offer are materially changed, we will generally give notice of the change, and for a period of at least 5 business days, and under certain circumstances at least 10 business days from the notice, you will be able to change or withdraw your tender.

Is there any brokerage commission?	No. We will purchase shares directly from each shareholder at the purchase price. However, if you hold your shares through a broker or other nominee, you should check to see if they will impose a charge for tendering shares on your behalf.

Can I change or cancel my tender?	You may increase or decrease the number of shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 p.m., Eastern Standard Time on the expiration date, which currently is December 13, 2004. Generally, after the expiration date, you cannot withdraw your tender. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the deadline. Except as discussed in Section 4 of this Offer to Purchase, tenders are irrevocable after the December 13, 2004 deadline. If you hold your shares through a bank, broker or other nominee, that bank, broker or nominee may have an earlier deadline to change or withdraw your tender.

Is First Indiana making any recommendation about whether I should tender my shares?	Neither First Indiana Corporation nor our board of directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender all or any shares. You must make your own decision as to whether to tender shares and, if so, how many shares to tender.

How can I get help in completing the Letter of Transmittal or in tendering my shares?	You may call the Information Agent, Georgeson Shareholder Communications Inc., toll free at (800) 457-0759 to get assistance on such matters.

How can I get additional tender offer materials?	If you need additional tender offer materials, you may call the Information Agent, Georgeson Shareholder Communications Inc., toll free at (800) 457-0759 from 9:00 a.m. to 5:00 p.m., Eastern time, Monday through Friday.

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FORWARD-LOOKING STATEMENTS

      This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain statements that are not historical facts and constitute projections, forecasts or other forward-looking statements. These statements may be identified by the use of words or phrases, such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe our future plans, objectives, outlooks, targets or goals are also forward-looking statements. These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Specific factors that might cause such a difference, include, but are not limited to, factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, and in our other reports filed during 2004 with the Securities and Exchange Commission (the “SEC”). Shareholders and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on those statements.

Section 1.     Number of Shares; Priority of Purchases; Odd Lots; Proration

General

      On the terms and subject to the conditions of our offer, as set forth in this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 1,600,000 of our common shares for a purchase price of $23.50 per share, net to the seller in cash, without interest. Shares properly tendered and not withdrawn will be purchased at the purchase price upon the terms and subject to the conditions of our offer, including the odd lot, proration and conditional tender provisions described below.

      The term “Expiration Date” means 5:00 p.m., Eastern Standard Time, on December 13, 2004, unless and until we, in our sole discretion, extend the period of time for which our offer will remain open by giving oral or written notice to National City Bank, the depositary for our offer (the “Depositary”). If our offer is extended, we will make a public announcement before 9:00 a.m., Eastern Standard Time, on the first business day after the offer was scheduled to expire. If extended by us, the term “Expiration Date” means the latest time and date at which our offer, as extended, expires. See Section 16. All shares tendered and not purchased because of proration or the conditional tender procedures will be returned to you at our expense as soon as practicable following the Expiration Date.

      Subject to Section 16, in accordance with the rules of the SEC, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common shares (which is currently approximately 313,000 shares), without amending or extending our offer. Although we presently intend to consider making such additional purchases, our decision whether to purchase additional shares, and how many of such additional shares are purchased, will depend upon our assessments, at the time that we must make our decision regarding the purchase of any such additional shares, of general market, economic and business conditions, and of our financial condition, results of operations, liquidity and capital resources. This offer is not conditioned on any minimum number of shares being tendered. This offer is, however, subject to certain other conditions. See Section 7.

      All shares purchased pursuant to this offer will be purchased at the purchase price. All shares not purchased pursuant to this offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date.

      Tendering shareholders will not be obligated to pay any charges or expenses of the Depositary for our offer, or any brokerage commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, we will pay transfer taxes on the purchase of shares pursuant to this offer.

      This Offer to Purchase, the related Letter of Transmittal, and the Notice of Guaranteed Delivery will be mailed to record holders of our common shares and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of our common shares.

Priority of Purchases

      Upon the terms and subject to the conditions of our offer, if 1,600,000 or fewer shares are properly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase all properly tendered shares at the purchase price.

      Upon the terms and subject to the conditions of our offer, if more than 1,600,000 shares are validly tendered and not withdrawn on or prior to the Expiration Date, and we do not elect to purchase all of such shares in excess of 1,600,000 shares, we will purchase validly tendered shares in the following order of priority:

•	First, we will purchase shares properly tendered and not properly withdrawn on or prior to the Expiration Date by or on behalf of any shareholder (a) who owned, beneficially or of record, an aggregate of fewer than 100 shares as of October 27, 2004, and continues to own beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares and (b) who validly tenders all of such shares and completes the box captioned “Odd Lots” on the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Partial and conditional tenders, and shares held pursuant to First Indiana’s 401(k) plan, will not qualify for this preference.

•	Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase shares from all other shareholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

•	Finally, if necessary to permit us to purchase the desired number of shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Odd Lots

      By accepting this offer, a qualifying shareholder owning beneficially or of record fewer than 100 shares (generally known as an odd lot) will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange, and will also be entitled to a preference in the event that more than 1,600,000 shares are tendered to us under our offer. For purposes of the preference provisions of our offer, the term “Odd Lots” means all shares properly tendered on or prior to the Expiration Date and not withdrawn by any person (an “Odd Lot Holder”) (a) who owned, beneficially or of record, an aggregate of fewer than 100 shares as of October 27, 2004, and continues to own beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares, and (b) who certifies his current qualification as an Odd Lot Holder in the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shares held pursuant to First Indiana’s 401(k) plan are not counted as “Odd Lots” for this purpose. All Odd Lots shares, as determined on the basis of certifications in the Letters of Transmittal and other information available to us on the Expiration Date, will be accepted for purchase before proration, if any, of other tendered shares. To qualify for this preference, a qualifying shareholder must tender all applicable shares in accordance with the procedures described in Section 2. Any shareholder wishing to tender all of the shareholder’s shares pursuant to this preference for Odd Lots should complete the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 8 on the Letter of Transmittal. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial or record holders who hold an aggregate of 100 or more shares, even if the holders have separate stock certificates for fewer than 100 shares. Our interpretation of whether or not a shareholder qualifies for the Odd Lots preference will be conclusive and binding.

Proration

      If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than Odd Lot Holders, subject to the conditional tender provisions described in Section 6. This ratio will be applied to shareholders tendering shares to determine the number of shares, rounded up to the nearest whole share, that will be purchased from each shareholder pursuant to our offer.

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 2, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from RBC Capital Markets, the dealer manager for our offer (the “Dealer Manager”), and may be able to obtain this information from their brokers.

      As described in Section 13, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

Section 2.     Procedure for Tendering Shares

      To tender shares pursuant to our offer, either (1) or (2) below must occur:

(1) The Depositary must receive all of the following at its address set forth in the Letter of Transmittal on or before the Expiration Date:

•	Either (A) the certificates for the shares tendered, or (B) a confirmation of receipt of the shares pursuant to the book-entry transfer procedure we describe below, or (C) appropriate instructions regarding shares in our Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) or in our Employee Stock Purchase Plan (the “ESPP”) by proper indications in the boxes on the Letter of Transmittal; and

•	Any of (A) a properly completed and duly signed Letter of Transmittal or a manually signed facsimile of it, including any required signature guarantees, (B) an “agent’s message” of the type we describe below in the case of a book-entry transfer, or (C) a specific acknowledgement in the case of a tender through the “automatic tender offer program” we describe below; and

•	Any other documents required by the Letter of Transmittal

OR

(2) You must comply with the guaranteed delivery procedure set forth below.

Endorsements and Signature Guarantees

      Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal guaranteed by an “Eligible Institution,” as that term is defined below. No endorsement or signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered (which includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned “Special Payment Instructions” or the box captioned “Special Delivery Instructions” on the Letter of Transmittal; or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

      On the other hand, if shares are tendered by a registered holder of our common shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” beginning on the Letter of Transmittal, all signatures on the letters of transmittal must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as described above.

      A tender of shares pursuant to the procedures described in this section will constitute a binding agreement between the tendering shareholder and First Indiana upon the terms and subject to the conditions of our offer.

      The method of delivering all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

      All deliveries in connection with our offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us or the book-entry transfer facility. We do not undertake to forward any documents delivered to us to the Depositary, and any documents delivered to the book-entry transfer facility will not be forwarded to the Depositary, and therefore such documents and shares will not be deemed to be properly tendered. In all cases, you should allow sufficient time to ensure timely delivery.

Book-Entry Delivery

      The Depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer such shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for such a transfer. Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) or (2) below must occur for a valid tender:

(1) The Depositary must receive all of the following at its address set forth in the Letter of Transmittal on or before the Expiration Date:

•	Any of (A) a properly completed and duly signed Letter of Transmittal or a manually signed facsimile of it, including any required signature guarantees, (B) an “agent’s message” of the type we describe below in the case of a book-entry transfer, or (C) a specific acknowledgement in the case of a tender through the “automatic tender offer program” we describe below; and

•	Any other documents required by the Letter of Transmittal

OR

(2)	You must comply with the guaranteed delivery procedure set forth below.

      Delivery of the Letter of Transmittal (or other required documentation) to the book-entry transfer facility does not constitute delivery to the Depositary.

      The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

      Participants in the book-entry transfer facility also may tender their shares in accordance with the “automated tender offer program” to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by the Letter of Transmittal and that we may enforce such agreement against the shareholder.

      A “trading day” is any day on which NASDAQ is open for business.

Delivery Procedures for Shares Held by Trustee under the 401(k) Plan

      If you hold any shares under the First Indiana 401(k) Plan, you may not tender your shares directly. Instead, First Indiana Bank, the trustee of the plan, or its designee, will provide you with special instructions if you request them. You must follow the instructions of the trustee, or its designee, if you wish the trustee to tender those shares on your behalf. If you hold any shares in addition to shares you hold under this plan and you wish to tender the additional shares as well, you should separately follow the procedures set forth elsewhere in this Offer to Purchase and the related Letter of Transmittal with respect to the tender of the additional shares.

Stock Option Plans

      We are not offering, as part of the offer, to purchase any of the options outstanding under our stock option plans, and tenders of such options will not be accepted. In no event are any options to be delivered to the Depositary in connection with a tender of shares under this Offer to Purchase. An exercise of an option cannot be revoked even if shares received upon the exercise of that option and tendered in the offer are not purchased in the offer for any reason.

Guaranteed Delivery

      If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your shares if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase; and

•	the Depositary receives, within three trading days after the date of its receipt of the Notice of Guaranteed Delivery:

•	the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above,

•	a properly completed and duly executed Letter of Transmittal or facsimile of it, or an agent’s message in the case of a book-entry transfer (or a specific acknowledgement in the case of a tender through the “automatic tender offer program”), and

•	any other documents required by the Letter of Transmittal.

      In any event, the exchange of the purchase price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the Depositary of certificates for the shares, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the Expiration Date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this Offer to Purchase, the Letter of Transmittal and its instructions and other offer materials) will be final and binding. Neither we, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

Procedure for Shares Held By Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

      If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Depositary by the Expiration Date of our offer.

Your Representations and Warranties; Our Acceptance Constitutes an Agreement

      It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period, the person so tendering:

•	has a “net long position” equal to or greater than the amount of (x) shares tendered or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4, and

•	the tender of shares complies with Rule 14e-4.

      Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

Federal Backup Withholding Tax

      Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding.

      Certain shareholders (including, among others, all corporations and certain foreign shareholders in addition to foreign corporations) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an appropriate Internal Revenue Service form in the Form W-8 series (W-8 BEN, W-8 ECI, W-8 EXP, W-8 IMY) (collectively, “Form W-8”) or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

      To prevent federal backup withholding tax equal to 28% of the gross payments made to shareholders for shares purchased under our offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the shareholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included with the Letter of Transmittal.

      We urge you to consult with your own tax advisor regarding your qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

      For a discussion of United States federal income tax consequences to tendering shareholders, see Section 13.

Lost, Stolen or Destroyed Certificates

      If your certificate(s) for part or all of your shares have been lost, stolen, misplaced or destroyed, indicate that fact on the Letter of Transmittal, which should then be delivered to the Depositary after being otherwise properly completed and signed. The Depositary will then send you additional documentation that must be completed in order to effectively replace your lost, stolen, misplaced or destroyed certificate(s). The Depositary will require that you purchase a surety bond from an insurance company in order to replace the certificates, and that you pay the premium charged for that bond in an amount equal to two percent of the market value of the certificates to be replaced. Therefore, you should carefully search for your certificates before declaring that certificates are lost, stolen, misplaced or destroyed. See Instruction 10 of the Letter of Transmittal.

Section 3.     Recent Developments; Purpose of the Offer; Certain Effects of the Offer

Recent Developments

      On September 15, 2004, we announced our agreement to sell a portion of our active residential construction loan business, including approximately $128 million of outstanding residential construction loans and construction loan offices in Phoenix, Arizona, Orlando, Florida and Charlotte and Raleigh, North Carolina, to TierOne Bank in Lincoln, Nebraska. We expect this transaction to close in the fourth quarter of 2004. The sale of this business will produce a gain of approximately $1 million.

      On October 25, 2004, we completed the sale of substantially all of the assets of Somerset Financial Services, L.L.C., a subsidiary of First Indiana Corporation that conducted a portion of the operations of The Somerset Group, Inc., which we acquired in 2000. We sold the assets to a company formed by a management group from Somerset Financial, which also assumed substantially all of the liabilities of Somerset Financial. We received approximately $11.4 million from the transaction, including approximately $5.4 million of existing cash at Somerset Financial.

      On October 27, 2004, we issued a press release disclosing our financial results for the quarter ended September 30, 2004, and including an unaudited summary consolidated balance sheet and income statement as of, and for the three and nine months ended, September 30, 2004.

      Also on October 27, 2004, we issued a press release announcing the declaration by our board of directors of an $0.18 per share quarterly cash dividend. The dividend is payable on or before December 16, 2004, to shareholders of record on December 7, 2004. Because shares tendered under the offer will be outstanding as of the record date for this cash dividend, shareholders who tender shares under the offer will receive this dividend, regardless of whether or not we purchase some or all of their shares pursuant to this offer.

Purpose of the Offer

      We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our shareholders. Our current capital base significantly exceeds the amount of capital that is required by applicable regulatory standards, and the amount of capital needed to support our current and anticipated future operations. In the current low interest rate environment, the incremental current earnings on this excess capital are quite low. We therefore believe that the excess capital has had a detrimental effect on the level of First Indiana’s return on equity and earnings per share. Consistent with this belief, we have purchased shares of our common stock in the open market over the past few years. From January 1, 2004 through September 30, 2004, we repurchased an aggregate of 25,900 shares of our common stock (not including purchases for our directors deferred fee plan or any other employee benefit plans). In 2003 we repurchased an aggregate of 176,975 shares of our common stock (not including purchases for our directors deferred fee plan or any other employee benefit plans). These repurchases were limited by trading volumes in our stock and regulatory guidelines as to the number of shares that we can repurchase on any given day. These limitations do not apply to this tender offer. We therefore believe that this offer will allow us to purchase a greater number of shares in a shorter period of time than we could purchase in the open market.

      After a thorough evaluation of a variety of alternative uses of our excess capital, management and the board of directors have determined that a repurchase of our own shares at this time on the terms and conditions of this offer would be in the best interests of our shareholders. Assuming continued profitability, we believe that the repurchase of shares pursuant to this Offer to Purchase has the potential to increase our return on equity and earnings per share by reducing the amount of equity capital and the number of shares outstanding. Our statements, in this paragraph and elsewhere, regarding our expectations that our purchase of shares pursuant to the offer have the potential to increase our return on equity and earnings per share are forward-looking statements. With respect to these statements, we caution you that our expectations regarding enhanced earnings per share and return on equity as a result of the offer assume that we purchase the maximum number of shares that we are seeking to purchase at the offer price, and that our earnings and financial condition are not materially different from our recent earnings and current financial condition, except to the extent that earnings and financial condition are affected by the purchase of the shares pursuant to the offer. We further caution you that a variety of factors could cause our actual results to differ from those described, including general and local economic conditions, interest rate changes, risks associated with acquisitions, credit risks, regulatory risks and competition. For a more complete description of factors that could cause future results to differ from those described in forward-looking statements, see the discussion captioned “Forward-Looking Statements” on page 1 of this Offer to Purchase and the documents referred to in that discussion.

      We believe the offer may be attractive from the perspective of our shareholders, for the following reasons:

•	The offer provides shareholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares pursuant to the offer for cash without the usual transaction costs associated with market sales.

•	Any Odd Lot Holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to us, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

•	The offer also may give shareholders liquidity by giving them the opportunity to sell their shares at the purchase price, which is greater than market prices prevailing immediately prior to our first announcement of our intention to commence the offer.

•	To the extent the purchase of shares in the offer results in a reduction in the number of shareholders, the costs to us for services to shareholders will be reduced.

•	The offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in First Indiana.

Shareholders who determine not to accept the offer will increase their proportionate interest in their relative equity interests in First Indiana, and thus our future earnings (or losses), subject to increased risks resulting from higher leverage and our right to issue additional shares and other equity securities in the future.

      The offer also presents some potential risks and disadvantages to First Indiana and our continuing shareholders.

•	The offer will result in a decrease in the amount of the cash and investments we hold. However, we expect that the decreased capital will continue to be considered adequate as measured by government regulations for a “well capitalized” financial institution. (See Section 9, “Information About First Indiana Corporation”). We also expect that our cash flow derived from dividends from First Indiana Bank, and our access to other sources of capital, will be adequate to service our debt obligations and to fund our operations for the foreseeable future. Our expectations in these regards are forward-looking statements, and our actual experience may differ significantly from our expectations. Therefore we cannot assure you that our action in utilizing a significant portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program after the conclusion of the offer. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. For a discussion of factors that could cause our expectations regarding profitability, cash flow, and capital resources to be affected, see “Forward-Looking Statements” on page 1 of this Offer to Purchase and the documents referred to in that discussion.

•	The book value of our common shares will decline as a result of the purchase of shares in the offer. As of September 30, 2004, the book value per share of our common shares was less than the offer price and, accordingly, our purchase of 1,600,000 shares at that price will cause a decrease in our book value per share. If we purchase additional shares (as we may elect to do if more than 1,600,000 shares are tendered), the book value per share will decline even further.

•	The offer will reduce the “public float” (the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for common shares in the future.

Certain Effects of the Offer

      Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest in First Indiana (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender the condition for which was not satisfied) will own a greater percentage interest in First Indiana with the attendant risks and rewards associated with owning our equity securities.

      Our purchase of shares may result in an increase, or decrease, in the percentage of our outstanding shares that is beneficially owned by our directors and executive officers, depending on the number of shares tendered by our executive officers and directors and the number of shares tendered by our other shareholders. As of October 22, 2004, our directors and executive officers may be deemed to have beneficially owned an aggregate of 3,093,580 shares (including shares held by certain relatives and other associates, and also including an aggregate of 487,557 shares that the directors and executive officers had the right to purchase under stock options), representing approximately 19.1% of our outstanding shares. See Section 10, “Information about our Directors, Executive Officers and Controlling Shareholders.”

      Our directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. Prior to the commencement of our offer, our directors and executive officers had not advised us whether or not they had decided to tender any of their shares. However, based on our discussions with them, we have determined that our directors and executive officers in the aggregate will not likely tender more than 15% of their shares. The number of shares our directors and executive officers in fact tender under our offer, if any, will depend in part on their personal assessments of market, economic or business conditions existing at the Expiration Date and other personal factors.

      Assuming that exactly 1,600,000 shares had been tendered to us and purchased under our offer, of which, alternatively, no shares, 225,000 shares and 450,000 shares had been tendered by our directors and executive officers or their associates, the percentage beneficial ownership of our outstanding shares held by our directors and executive officers in the aggregate (based on their ownership as of October 22, 2004) would have changed from approximately 19.1% to approximately 21.2%, 19.7%, and 18.1%, respectively. Assuming the same alternative numbers of shares tendered by our directors and executive officers as in the preceding sentence, but assuming instead that 3,200,000 shares had been tendered and that exactly half of such shares had been purchased by us from each of our tendering shareholders, then the percentage beneficial ownership of our outstanding shares held by our directors and executive officers in the aggregate would have changed from approximately 19.1% to approximately 21.2%, 20.5%, and 19.7%, respectively.

      Our board of directors has approved this offer. However, neither we nor our board of directors, the Dealer Manager, the Information Agent or Depositary makes any recommendation as to whether you should tender or refrain from tendering your shares, and neither we nor our board of directors has authorized any person to make any such recommendation. We urge you to evaluate carefully all information contained in this offer, consult your own investment and tax advisors and make your own decision whether to tender shares and, if so, how many shares to tender.

      The shares we purchase pursuant to this offer will be restored to the status of authorized and unissued shares, and will be available for issuance by us in the future without further shareholder action, except as may be required by applicable law or the rules applicable to companies whose shares are traded on NASDAQ or any other securities exchange on which the shares may be listed. We may issue these shares for any purpose, including the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We currently have no plans for the issuance of shares purchased pursuant to our offer.

Section 4.     Withdrawal Rights

      Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the Expiration Date. Thereafter, tenders are irrevocable, except that, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after December 30, 2004. If we extend the period of time during which the offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. In the event of any modification of the terms of the offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

      We will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal in our sole discretion, and our determination will be final and binding. Neither we, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

      Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 2 at any time prior to the Expiration Date.

Withdrawal of Shares Held in Physical Form

      For a withdrawal to be effective, a holder of shares held in physical form must transmit a written notice of withdrawal to the Depositary at its address set forth on the back cover of this offer before the Expiration Date, which notice may be by facsimile and must contain: (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal including a signature guarantee by an Eligible Institution (i.e., a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934) unless the shares have been tendered for the account of any Eligible Institution; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares with the Book-Entry Transfer Facility

      For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must (A) call his or her broker and instruct such broker to withdraw the tender of shares by debiting the Depositary’s account at the book-entry transfer facility for all shares to be withdrawn; and (B) instruct the broker to transmit a written notice of withdrawal to the Depositary on or before the Expiration Date. The notice of withdrawal may be by facsimile and must contain:

•	the name of the person who tendered the shares;

•	a description of the shares to be withdrawn; and

•	if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares.

A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

A broker or other nominee may require notice of withdrawal from a beneficial owner of shares to be given earlier than the Expiration Date.

Withdrawal of Shares Tendered Under the Company’s Dividend Reinvestment and Direct Share Purchase Plan or Employee Stock Purchase Plan

      For a withdrawal to be effective, a holder of shares held in book-entry form under the DRIP or the ESPP that has previously tendered the DRIP shares or ESPP shares to the Depositary by marking one of the boxes on the face page of the Letter of Transmittal must transmit a written notice of withdrawal to the Depositary before the Expiration Date, which notice may be by facsimile and must contain: (A) the name of the person who signed the Letter of Transmittal that provided the instruction to tender the shares; (B) a description of the shares to be withdrawn; (C) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal including a signature guarantee by an Eligible Institution (i.e., a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934) unless the shares have been tendered for the account of any Eligible Institution; and (D) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of DRIP shares or ESPP shares previously tendered.

Section 5.     Purchase of Shares and Payment of the Purchase Price

Acceptance

      Upon the terms and conditions of our offer, as soon as practicable following the Expiration Date, we will, subject to the proration and conditional tender provisions of our offer, accept for payment, pay for, and purchase shares properly tendered and not properly withdrawn. The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if, and when we give oral or written notice to the Depositary of our acceptance of the tenders of such shares.

      If, prior to the Expiration Date, we increase the consideration to be paid per share pursuant to this offer, we will pay such increased consideration for all such shares purchased pursuant to the offer, whether or not such shares were tendered prior to such increase in consideration.

      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten trading days after the Expiration Date.

Depositary

      We will pay for shares that we have purchased in the offer by depositing the aggregate purchase price with the Depositary. Delivery of the aggregate purchase price in exchange for shares pursuant to our offer will be made by the Depositary by check as soon as practicable after receipt of our notice of acceptance. The Depositary will act as agent for tendering shareholders for the purpose of receiving the purchase price from us and remitting the same to tendering shareholders. Under no circumstances will we pay interest by reason of any delay in making such payment or extension of the Expiration Date. In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for such shares (or of a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility), a properly completed and signed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery, an agent’s message (or a specific acknowledgement in the case of a tender through the “automatic tender offer program”), and any other required documents.

      We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or to our order pursuant to our offer. However, payment of the purchase price to any person other than the registered holder or registration in the name of any person other than the registered holder of any shares delivered, whether in certificated form or by book-entry, but not tendered or purchased, may result in additional stock transfer taxes. Moreover, additional stock transfer taxes may also result if tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, unless the person is signing in a representative or fiduciary capacity. The amount of any additional stock transfer taxes, whether imposed on the registered holder or otherwise, payable on account of the transfer to such person, will be deducted from the purchase price unless satisfactory evidence of the payment of the additional taxes, or exemption from such taxes, is submitted. See Instruction 6 to the Letter of Transmittal.

      Any tendering shareholder (other than a shareholder tendering through a broker or other nominee using the book-entry procedure) or other payee who fails to complete fully, sign, and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to federal income backup withholding tax of 28% of the gross proceeds paid to the shareholder or other payee under our offer. See Section 2. Also see Section 13 regarding additional United States federal income tax consequences.

Return of Certificates

      If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, the Depositary will return certificates for the unpurchased shares to the tendering shareholder as soon as practicable following consummation, cancellation, or termination of our offer.

Section 6.	Conditional Tender of Shares

      Under the circumstances described above in Section 1, we may prorate the number of shares purchased pursuant to our offer. You may wish to tender your shares, but only on the condition that all or some other minimum number of your shares are purchased. In addition, as discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender and how many shares to tender. The conditional tender alternative allows you to tender shares subject to the condition that a specified minimum number of your shares tendered pursuant to a Letter of Transmittal — which may be all of the shares tendered — must be purchased if any of your tendered shares are purchased. The conditional tender alternative is made available so that you may: (1) know with certainty the number of your shares, if any, that will be purchased pursuant to our offer (provided your shares are properly tendered and the condition of your tender is otherwise satisfied); or (2) seek to structure the purchase of shares pursuant to our offer in such a manner that it will be treated as a sale of such shares by you, rather than the payment of a dividend to you, for federal income tax purposes. We urge you to consult with your own tax advisor about whether a conditional tender is appropriate for you.

      If you wish to make a conditional tender you must indicate so in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,600,000 shares (or such larger number as we may elect in our sole discretion to purchase, but not greater than an additional amount equal to 2% of our shares then outstanding) have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below the aggregate number of shares that we are obligated to purchase, or elect to purchase, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase the aggregate number of shares that we are obligated to purchase or elect to purchase. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

      All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the Expiration Date at our expense.

Section 7.	Certain Conditions of the Offer

Offer Subject to Conditions

      Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered, and may cancel, terminate or amend our offer as provided in this Offer to Purchase if any of the following conditions are not satisfied or waived on or before the Expiration Date.

Avoidance of Rule 13e-3 Transaction Condition

      We may amend or terminate the offer, and will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a “going private transaction” under Rule 13e-3 of the SEC, that is,

•	if our purchase of shares pursuant to this offer would result in our common shares being held of record by fewer than 300 persons; or

•	if our purchase of shares pursuant to this offer would result in our common shares no longer being authorized for trading on NASDAQ.

As of October 22, 2004, there were approximately 1,336 record holders of our shares.

      This condition is a nonwaivable condition to our offer.

      This offer is not intended to be the first stage in a series of transactions that is reasonably likely to produce a going-private effect within the meaning of Rule 13e-3.

No Legal Prohibition Condition

      We will not be obligated to close the offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer or, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects and that of our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair this offer’s contemplated benefits to us.

      As of the date of this Offer to Purchase, no such injunction, decree, order, restraint or prohibition exists, nor to our knowledge has any been threatened. However, we cannot assure you that no injunction, decree, order, restraint or prohibition will exist in the future. In any event, this condition is a nonwaivable condition to our offer.

Material Adverse Change Condition

      We will not be obligated to close our offer if, after the date of this Offer to Purchase, any of the following has occurred:

•	the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the commencement or escalation of a war, armed hostilities, acts of terrorism, or any other national or international crisis directly or indirectly involving the United States;

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our sole judgment might materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in our sole judgment a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects and that of our subsidiaries, taken as a whole, or on the trading in our shares;

•	in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

•	any decline in the Dow Jones Industrial Average, the S&P 500 Composite Index, the American Stock Exchange Composite Index or the NASDAQ Bank Index by an amount in excess of 10% measured from the close of business on the day before the date of this Offer to Purchase; or

•	any change after the date of this Offer to Purchase in our business, condition (financial or otherwise), income, operations or prospects and that of our subsidiaries, taken as a whole, which, in our sole judgment, is or may be materially adverse to us and our subsidiaries taken as a whole.

We are not aware of any such event having occurred. In any event, we reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the Expiration Date.

No Competing Offer Condition

      We will not be obligated to close our offer if, after the date of this Offer to Purchase, a tender or exchange offer with respect to some or all of our shares (other than our offer), or merger, acquisition proposal or other business combination for First Indiana has been proposed, announced or made by another person or we have learned that:

•	any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this Offer to Purchase); or

•	any such person or group that on or prior to the date of this Offer to Purchase had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

•	any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire First Indiana or any of our shares.

We are not aware of any such event having occurred. In any event we reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, prior to the Expiration Date.

Effect of Failing to Satisfy Conditions

      If any of the conditions have not been satisfied or, if waivable, waived by the Expiration Date, we may elect either to: (1) extend the Expiration Date and our offer and retain all shares tendered until the Expiration Date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (2) waive the conditions (other than the condition regarding going private and the condition regarding no legal prohibitions), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or (3) terminate our offer and purchase none of the shares and return all tendered shares. We will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

Section 8.	Share, Trading Price and Dividend Information

Shares Outstanding

      As of October 22, 2004, we had outstanding 15,679,356 common shares, $.01 par value. The 1,600,000 common shares that we are offering to purchase represent approximately 10.2% of our issued and outstanding common shares as of October 22, 2004. Assuming that we had purchased all 1,600,000 common shares that we are offering to purchase as of that date, the number of our issued and outstanding common shares would have been reduced to 14,079,356 shares. If greater than 1,600,000 common shares are properly tendered and not withdrawn by the Expiration Date, we may elect to purchase some or all of such additional shares, but in any event we may not purchase an additional amount greater than 2% of our outstanding common shares (currently about 313,000 shares) without amending this offer. Assuming that we had purchased 1,913,000 shares as of October 22, 2004, the number of our issued and outstanding common shares would have been reduced to 13,766,356.

Share Prices

      Our common stock is traded on the NASDAQ National Market under the symbol FINB. The quarterly high and low sales prices for our common stock as reported by NASDAQ, restated for all stock dividends and splits, are set forth in the table below.

Quarter Ended	High	Low

2002
March 31	$22.99	$16.44
June 30	22.50	19.05
September 30	23.25	16.75
December 31	21.00	16.51
2003
March 31	20.50	15.10
June 30	18.70	15.67
September 30	20.72	17.06
December 31	20.14	17.71
2004
March 31	22.19	18.65
June 30	20.60	17.51
September 30	20.72	18.00
October 1 — October 26	20.90	19.88

      On October 26, 2004, the day immediately prior to our first public announcement of our intention to make this offer, the closing price of our common stock as reported by NASDAQ was $20.76 per share. We urge you to obtain current quotations of the market price of our common shares.

Section 9.	Information about First Indiana Corporation

General

      First Indiana Corporation is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis.

      Our lines of business include community banking, consumer finance and trust and investment advisory services. The community banking segment is engaged primarily in the business of attracting deposits from the general public and originating business, construction, and commercial real estate loans. The consumer finance segment originates home equity loans for sale and for First Indiana Bank’s portfolio. Through a division of the bank, FirstTrust Indiana, we offer an array of financial services, including tax planning, retirement and estate planning, and investment advisory and trust services.

      First Indiana Bank offers a full range of banking services through 32 offices in Central Indiana. The bank also originates home equity loans in 47 states through bank loan officers and an independent agent network.

Information Incorporated by Reference

      The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

•	Our Current Reports on Form 8-K dated January 9, 2004, January 21, 2004, April 5, 2004, April 20, 2004, April 27, 2004, May 21, 2004, July 1, 2004, July 27, 2004, September 16, 2004, September 20, 2004, October 5, 2004, October 22, 2004, October 26, 2004 and October 27, 2004.

      We will file an amendment to our Schedule TO to include information contained in documents that we may in the future file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of the final amendment to the Schedule TO.

      You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s internet website at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204, telephone: (317) 269-1200; Attention Investor Relations. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Plans or Proposals

      From time to time we evaluate opportunities to expand our business through affiliation with other banking, insurance or financial services companies, or through mergers or other business combination transactions, and in that connection we engage from time to time in discussions with companies that are in those lines of business. Any of such discussions as of the date of this Offer to Purchase were preliminary in nature, and we and our subsidiaries are not presently actively engaged in negotiations with respect to price or structure of any such business combination. Except for the potential effects of the purchase of shares on our capital structure and other effects of the offer as described in this Offer to Purchase, we currently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction (such as a merger, reorganization or liquidation) involving First Indiana or any of our subsidiaries;

•	any purchase, sale, or transfer of a material amount of our assets or assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board of directors or management (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

•	any other material change in our corporate structure or business;

•	our common shares ceasing to be authorized to be traded on NASDAQ;

•	our common shares (or associated preferred share purchase rights) becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition by any person of additional securities of First Indiana, or the disposition of securities of First Indiana; or

•	any changes in our articles of incorporation or bylaws or other actions that could impede the acquisition of control of First Indiana.

Notwithstanding the foregoing, we consider from time to time, and may in the future consider, opportunities to take such actions.

Agreements Involving Our Securities

      Our executive officers and directors currently hold options issued under our various stock option plans that give them the right to purchase our common stock at prices established on the date the options were granted. In addition, our executive officers participate in our 401(k) plan and our long-term incentive programs, certain of our directors participate in a deferred fee plan, and our directors and executive officers participate in our DRIP, our ESPP and, as holders of our common stock, in our shareholder rights plan.

      Stock Options. Information about the number of presently-exercisable options held by our directors and executive officers under our stock option plans is included in Section 10, “Information about our Directors, Executive Officers and Controlling Shareholders.” Generally, stock options under these plans are granted by the Compensation Committee, a committee of our board of directors. The option exercise price is payable in cash, or by surrender of shares of common stock acquired at least six months prior to the option exercise date and having a fair market value on the date of the exercise equal to part or all of the option exercise price, or by such other payment method as the Compensation Committee may prescribe. Generally, no award or right granted to any person is assignable or transferable other than by will or by laws of descent and distribution. In the event of a change of control (as defined in the option plans), previously granted options will be cashed out or replaced by an equivalent substituted option or right relating to the stock of the successor entity or its parent. Generally, if a grantee’s service is terminated without cause, or by the grantee for good reason following a change of control and prior to the close of the employment term provided in any applicable employment agreement, the grantee’s options will become and remain exercisable for the remainder of their terms. In addition, if at any time within one year after the date on which a grantee exercises an option, the grantee is terminated for cause or engages in any activity which is deliberate and which results and is intended to result in demonstrable material harm to First Indiana or any of its subsidiaries, then the grantee must repay any gain realized by the grantee on the option exercise.

      401(k) Plan. We have a voluntary savings plan for eligible employees which qualifies under Section 401(k) of the Internal Revenue Code. Our executive officers, like our other employees, can participate in this plan by designating a portion of their compensation to be contributed to the plan. We then match employee contributions in uniform amounts or percentages determined annually. Our employees can elect to invest their contributions in, among other things, our common stock, which is purchased by the plan’s trustee in the market.

      Executive Compensation Plan. Pursuant to our Executive Compensation Plan, the Compensation Committee of the board of directors adopted an incentive program providing for the payment of equity bonuses to designated executive officers at the end of fiscal year 2005 if specified performance targets are achieved during the 2003-2005 period and the participant maintains continued service. The Compensation Committee also adopted an incentive program under this plan providing for the payment of an equity bonus to Robert H. Warrington at the end of fiscal year 2006 if specified performance targets are achieved during the 2004-2006 period and he maintains continuous service. Awards to participants are in the form of restricted stock grants and rights to receive contingent, deferred shares of our common stock. The performance measures on which these targets are based are among those authorized by the plan and will be submitted, along with the plan itself, to our shareholders for approval at the 2005 Annual Meeting. If an executive’s employment terminates during a performance period by reason of a qualifying circumstance (as defined in the plan), and if the performance measures for such period ultimately are met, the executive may receive, at the discretion of the Compensation Committee, a pro rata payment based upon the amount of time the executive was employed during the performance period. If an executive’s employment terminates during a performance period for any other reason, the executive will not be entitled to an award. However, in certain events involving a change of control, an executive may receive a pro rata payment, or in some cases full payment, of his or her incentive amount, notwithstanding termination of his or her employment.

      Other Equity Awards. Under our 2002 Stock Incentive Plan, our executive officers are eligible to receive restricted stock and similar grants conditioned otherwise than upon attainment of performance goals under the Executive Compensation Plan. Also, our executive officers and directors may be given shares of our common stock in lieu of cash compensation for their services.

      Deferred Fee Plan. Under the Directors’ Deferred Fee Plan, our directors may elect to defer all or any portion of the fees payable for attendance at a board of directors or committee meeting, other than the annual retainer payable in stock. The deferred fees then are contributed to a trust which, at the election of the director, buys our common stock with such fees or invests such fees in an interest-bearing account. Directors are not eligible to receive shares or cash held under the plan until they cease to be a director, officer, or employee of First Indiana. Amounts deferred generally are not taxable to the director or deductible by us until the trust distributes the cash or stock to the director. In the event of a change in control, amounts held under the plan are payable immediately in one lump sum.

      DRIP. All of our shareholders (including our directors and executive officers) are eligible to participate in our Dividend Reinvestment and Stock Purchase Plan. Participants in the plan automatically have their cash dividends reinvested in shares of our common stock purchased in the open market at the prevailing price of the stock. The full amount of each cash dividend is invested, even if fractional shares are required to be purchased. The plan also permits a participant to purchase between $100 and $5,000 of additional common stock each quarter for cash. This additional stock is also purchased in the open market at the prevailing price of the stock. First Indiana pays all service charges and brokerage fees associated with the purchase of stock under the plan.

      ESPP. All of our full-time employees (including our executive officers) and our directors are eligible to participate in our ESPP after six months’ employment. Under the terms of the ESPP, participants can choose to have up to 10% of their annual base earnings or all of their director’s fees withheld to purchase our common stock. We match such contributions (up to 10% of the participant’s annual base earnings or director’s fees) at rates ranging from 25% to 33.3% according to criteria specified in the plan. The contributions are paid to a trustee, who purchases our common stock bi-weekly at the then-prevailing market price.

      Shareholder Rights Plan. Holders of our common stock, including our executive officers and directors, also hold one preferred share purchase right (a “Right”) for each share of common stock they hold. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, at a specified price, subject to adjustment. Upon the announcement of a tender offer for our common stock, or of certain other acquisitions, following which a person or group of affiliated or associated persons will own 20% or more of our outstanding common stock, or certain other events specified in the plan, the Rights will separate from the common stock. In the event that First Indiana is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after the Rights have separated from the common stock, proper provisions will be made so that each holder of a Right will be able to exercise the Right and receive shares of the acquiring company with a market value twice the exercise price of the Right. Alternatively, if First Indiana is not acquired, all holders of the Rights other than the acquiring person or persons will have the right to receive upon exercise of the Right shares of our common stock with a market value of twice the exercise price of the Right.

      Other than as described above, we are not aware of any agreement, arrangement or understanding, whether or not legally enforceable, between First Indiana (or any executive officer or director of First Indiana) and any other person with respect to any securities of First Indiana. Information regarding the number of presently-exercisable options granted to our directors and executive officers under our stock incentive plans is included in Section 10, “Information about our Directors, Executive Officers and Controlling Shareholders.” Additional information regarding all of the above plans and option grants under those plans, as well as information regarding employment agreements with our executive officers and agreements providing supplemental retirement benefits to certain executive officers, is included in our documents filed with the SEC that are incorporated in this Offer to Purchase by reference. See “Information Incorporated by Reference” above in this Section 9.

Section 10.	Information about our Directors, Executive Officers and Controlling Shareholders

Identity of Directors and Executive Officers

      Our directors and executive officers are identified below. The business address of all executive officers and directors is the same as that of First Indiana, which is 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204. All of such persons are citizens of the United States. Mr. McKinney, Ms. McKinney and Mr. Warrington are the only directors who are also executive officers of First Indiana Corporation.

      The directors of First Indiana Corporation are:

Gerald L. Bepko. Indiana University Trustees Professor and Indiana University-Purdue University at Indianapolis Chancellor Emeritus (2003-Present); Interim President of Indiana University (2002-2003); Vice President for Long-Range Planning of Indiana University and Chancellor, Indiana University-Purdue University at Indianapolis (1986-2002); Director, Lumina Foundation, Indianapolis Life Insurance Company and State Auto Mutual Insurance Company; formerly Director, USA Group and USA Funds.

Anat Bird. President and Chief Executive Officer of SCB Forums, Ltd., a private corporation which plans meetings for bank executives and occasionally provides consulting services for banks; former President and Chief Executive Officer of California Community Bancshares (2001); former executive at Wells Fargo Bank (formerly Norwest Bank) (1997-2000); former Chief Operating Officer of Roosevelt Bank (1995-1997); Director of Sterling Bancshares, Inc. (2002-Present); and Director of MidFirst Bank (2003-Present).

Pedro P. Granadillo. Formerly Senior Vice-President (1999-2004), Vice-President of Human Resources (1993-1998), Eli Lilly and Company, a pharmaceutical company; Director (2003-Present), Purdue Research Foundation.

William G. Mays. Founder and President of Mays Chemical Co., Inc., a full line distribution company headquartered in Indianapolis, Indiana (1980-Present); Director, Anthem, Inc., a health benefits management company headquartered in Indianapolis, Indiana (1993-Present); and Director, Vectren Corporation, a gas and electric utility company headquartered in Evansville, Indiana (1998-Present).

Marni McKinney. Vice Chairman and Chief Executive Officer of First Indiana Corporation and Chairman of First Indiana Bank; formerly Director, Vice Chairman, and Chief Executive Officer, The Somerset Group, Inc., financial services provider; previously President and Executive Vice President of The Somerset Group, Inc., and Vice President of First Indiana Corporation and First Indiana Bank.

Robert H. McKinney. Chairman of First Indiana Corporation and Chairman of the Executive Committee of First Indiana Bank; formerly Chairman and Director, The Somerset Group, Inc., financial services provider; retired partner, Bose McKinney & Evans LLP, attorneys (1963-1977; 1980-1991); formerly Chairman, Federal Home Loan Bank Board (1977-1979).

Phyllis W. Minott. Formerly Chairman and Chief Executive Officer, Minott Motion Pictures, Inc., commercial movie production (1994-2000); previously General Auditor, Controller, Accounting, and Chief Accounting Officer, Eli Lilly and Company, a pharmaceutical company (1960-1993).

Michael L. Smith. Executive Vice President and Chief Financial Officer, Anthem, Inc., a health benefits management company; Director of FinishMaster, Inc., Intermune, Inc. and First Internet Bank of Indiana; formerly Senior Vice President, Anthem, Inc.; formerly Chief Operating Officer and Chief Financial Officer, American Health Network, Inc., a physician management company; formerly Director of The Somerset Group, Inc.

Robert H. Warrington. President and Chief Operating Officer of First Indiana Corporation (2004-present); President and Chief Executive Officer of First Indiana Bank (2004-present); Vice Chairman, Old Kent Financial Corporation (1998-2001); Chairman, President and Chief Executive Officer, Old Kent Mortgage Company (1988-2001).

      The executive officers of First Indiana Corporation are:

Robert H. McKinney. Chairman of First Indiana Corporation and Chairman of the Executive Committee of First Indiana Bank; formerly Chairman and Director, The Somerset Group, Inc., financial services provider; retired partner, Bose McKinney & Evans LLP, attorneys (1963-1977; 1980-1991); formerly Chairman, Federal Home Loan Bank Board (1977-1979).

Marni McKinney. Vice Chairman and Chief Executive Officer of First Indiana Corporation and Chairman of First Indiana Bank; formerly Director, Vice Chairman, and Chief Executive Officer, The Somerset Group, Inc., financial services provider; previously President and Executive Vice President of The Somerset Group, Inc., and Vice President of First Indiana Corporation and First Indiana Bank.

Robert H. Warrington. President and Chief Operating Officer of First Indiana Corporation (2004-Present); President and Chief Executive Officer of First Indiana Bank (2004-Present); Vice Chairman, Old Kent Financial Corporation (1998-2001); Chairman, President and Chief Executive Officer, Old Kent Mortgage Company (1988-2001).

William J. Brunner. Vice President, Chief Financial Officer and Treasurer of First Indiana Corporation; Chief Financial Officer and Senior Vice President, Financial Management Division of First Indiana Bank

Securities Ownership

      The following table sets forth certain information regarding our common stock beneficially owned on October 22, 2004 by each of our directors and executive officers, and by all of our directors and executive officers as a group. To the best of our knowledge, no person beneficially owned as of October 22, 2004, five percent or more of our outstanding common shares, except as shown below.

	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

Executive Officers and Directors:
Gerald L. Bepko	54,783	(1)	(2)
Anat Bird	3,765	(3)	(2)
William J. Brunner	4,378		(2)
Pedro P. Granadillo	7,064	(4)	(2)
William G. Mays	4,188	(5)	(2)
Marni McKinney	2,834,147	(6)	17.7%
Robert H. McKinney	2,834,147	(6)	17.7%
Phyllis W. Minott	59,483	(7)	(2)
Michael L. Smith	46,311	(8)	(2)

	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

Robert H. Warrington	79,461	(9)
All Executive Officers and Directors as a Group (10 Persons)	3,093,580	(10)	19.1%
Other 5% or greater shareholders:
Marvin C. Schwartz	791,557	(11)	5.0%

(1)	Includes 8,847 shares held jointly with Mr. Bepko’s spouse, and 34,774 shares as to which there is a right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (“Option Shares”).

(2)	The number of shares represents less than one percent of First Indiana Corporation’s common stock outstanding.

(3)	Includes 2,000 Option Shares.

(4)	Includes 2,496 shares held in trust under the Directors’ Deferred Fee Plan, and 2,000 Option Shares.

(5)	Includes 2,174 shares held in trust under the Directors’ Deferred Fee Plan, and 1,000 Option Shares.

(6)	These shares are beneficially owned by a group consisting primarily of Robert H. McKinney and Marni McKinney. Mr. McKinney’s holdings include 790,344 shares owned of record, including 19,500 restricted shares issued under the 2002 Stock Incentive Plan. Mr. McKinney also beneficially owns 7,204 shares in the ESPP, 42,897 shares owned of record by Mr. McKinney’s wife, 174,564 Option Shares and 841,301 shares held by a limited partnership established by Mr. McKinney for the benefit of his children, including Marni McKinney, which Mr. McKinney is deemed to beneficially own under Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Marni McKinney’s holdings include 169,807 shares owned directly (including 19,500 restricted shares issued under the 2002 Stock Incentive Plan), 18,102 shares in the ESPP, 9,743 shares in the 401(k) Plan, 166 shares held in an IRA and 203,701 Option Shares. The total held by the group also includes 576,318 shares held in two irrevocable trusts of which Ms. McKinney is the trustee and which were established by Mr. McKinney for the benefit of his children.

(7)	Includes 34,774 Option Shares.

(8)	Includes 2,267 shares held by a trust and 34,744 Option Shares.

(9)	Includes 27,500 restricted shares issued pursuant to the 2002 Stock Incentive Plan.

(10)	Includes 487,557 Option Shares.

(11)	This information is taken from a Schedule 13D Report dated October 11, 2000 and filed by the shareholder with the Securities and Exchange Commission. It does not reflect any changes in those shareholdings that may have occurred since the date of such filing, except as adjusted to reflect the five-for-four stock split on February 27, 2002 to shareholders of record on February 13, 2002.

      None of our subsidiaries owns of record or beneficially any First Indiana shares, excluding 45,967 shares (representing less than one percent of our outstanding shares) that are held by the nominee of our trust division FirstTrust Indiana, in trust or fiduciary accounts. FirstTrust Indiana’s address is the same as our address. Of these 45,967 shares, FirstTrust Indiana has sole or shared investment discretion as fiduciary over an aggregate of 16,496 shares, and therefore may be deemed to beneficially own such shares.

      Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares during the 60 days prior to the date of this Offer to Purchase, except (a) acquisitions of phantom shares under the Directors Deferred Fee Plan by Pedro P. Granadillo equivalent to 86 shares on October 12, 2004 at a price of $20.88 per share and to 177 shares on October 14, 2004 at a price of $20.29 per share, (b) acquisitions of phantom shares under the Directors Deferred Fee Plan by William G. Mays equivalent to 86 shares on October 12, 2004 at a price of $20.88 per share and to 266 shares on October 14, 2004 at a price of $20.29 per share, (c) an acquisition on October 20, 2004 of 27,500 shares of restricted stock by Robert H. Warrington pursuant to our Executive Compensation Plan not involving the payment by Mr. Warrington of any consideration, (d) an acquisition on October 20, 2004 of 7,500 shares of restricted stock by Robert H. McKinney pursuant to our Executive Compensation Plan not involving the payment by Mr. McKinney of any consideration, (e) an acquisition on October 20, 2004 of 7,500 shares of restricted stock by Marni McKinney pursuant to our Executive Compensation Plan not involving the payment by Ms. McKinney of any consideration and (f) acquisitions pursuant to our ESPP. We expect that our directors and executive officers (and directors and executive officers of our subsidiaries) and their respective associates who participate in our DRIP, ESPP and 401(k) plan will continue to participate in such plans and will therefore continue to purchase shares after the date of this Offer to Purchase and prior to the expiration of the offer, in accordance with the terms of such plans and their respective elections in effect and present patterns of contribution and reinvestment.

      Directors, executive officers and their associates reserve the right to tender their shares under the offer, for themselves, or for accounts for which they have sole or shared investment power. For information regarding their present expectations regarding tendering, see Section 3, “Recent Developments; Purpose of the Offer; Certain Effects of the Offer.”

Section 11.     Source and Amount of Funds

      Assuming we purchase the maximum of 1,600,000 shares that we are obligated to purchase pursuant to the offer at a purchase price of $23.50 per share, we expect the maximum aggregate cost to be approximately $37,825,000, including estimated fees and expenses of approximately $225,000. If as many as 1,913,000 shares are tendered under the offer and we elect to purchase all of the additional 313,000 shares, we expect the maximum aggregate cost to be approximately $45,205,500, including estimated fees and expenses of approximately $250,000.

      We intend to fund the purchase of shares pursuant to the offer and the payment of related fees and expenses by applying cash and investments currently held by First Indiana.

      The offer is not contingent on financing.

Section 12.     Recent Transactions in our Shares

      To our knowledge, there have been no transactions in our common shares by us or by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this Offer to Purchase, except as described in Section 10.

Section 13.	Material Federal Income Tax Consequences

General

      The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (the “IRS”) rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, foreign shareholders, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

      You should consult your own tax advisor as to the particular United States federal income tax consequences to you from tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

Characterization of the Surrender of Shares Pursuant to the Offer

      The surrender of shares by a shareholder to us pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder’s particular facts and circumstances. Under Section 302 of the Code, the surrender of shares by a shareholder to us pursuant to the offer will be treated as a “sale or exchange” of such shares for United States federal income tax purposes (rather than as a distribution by us with respect to the shares held by the tendering shareholder) if the receipt of cash upon surrender (1) is “substantially disproportionate” with respect to the shareholder, (2) results in a “complete redemption” of the shareholder’s interest in First Indiana, or (3) is “not essentially equivalent to a dividend” with respect to the shareholder (each as described below).

      If any of the above three tests is satisfied, and the surrender of the shares is therefore treated as a “sale or exchange” of such shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder’s tax basis in the shares surrendered pursuant to the offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

      If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by First Indiana with respect to the shareholder’s shares in an amount equal to the cash received by the shareholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of our current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a return of the shareholder’s tax basis in the shares, and then as gain from the sale or exchange of the shares. If a shareholder is treated as having received a dividend distribution by First Indiana with respect to his or her shares, the shareholder’s tax basis in his or her remaining shares will generally be adjusted so that the shareholder’s aggregate basis in all shares (including tendered shares), less any amount treated as a return of tax basis, is spread across all of the shareholder’s remaining shares.

Constructive Ownership

      In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the shares that are actually owned by the shareholder, but also shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the shareholder has the right to acquire by exercise of an option or by conversion.

Proration

      Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code.

Section 302 Tests

      Generally, the receipt of cash by a shareholder will be “substantially disproportionate” if the percentage ownership of the outstanding shares in First Indiana actually and constructively owned by the shareholder immediately following the surrender of shares pursuant to the offer is less than 80% of the percentage ownership of the outstanding shares actually and constructively owned by the shareholder immediately before the sale of shares pursuant to the offer. You should consult your tax advisor with respect to the application of the “substantially disproportionate” test to your particular situation.

      The receipt of cash by a shareholder will be a “complete redemption” if either (a) the shareholder owns no shares in First Indiana either actually or constructively immediately after the shares are surrendered pursuant to the offer, or (b) the shareholder actually owns no shares in First Indiana immediately after the surrender of shares pursuant to the offer and, with respect to shares constructively owned by the shareholder immediately after the offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. A director, officer or employee of First Indiana is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Code.

      Even if the receipt of cash by a shareholder fails to satisfy the “substantially disproportionate” test or the “complete redemption” test, a shareholder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the shareholder’s surrender of shares pursuant to the offer results in a “meaningful reduction” in the shareholder’s interest in First Indiana. Whether the receipt of cash by a shareholder will be “not essentially equivalent to a dividend” will depend upon the individual shareholder’s facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” If you expect to rely upon the “not essentially equivalent to a dividend” test, you should consult your own tax advisor as to its application in your particular situation.

Corporate Shareholder Dividend Treatment

      If a sale of shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% or more of the dividend under Section 243 of the Code, subject to other applicable limitations. Corporate shareholders should, however, consider the effect of Section 246I of the Code, which disallows a dividends-received deduction with respect to shares that are held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held shares may be reduced by periods during which the taxpayer’s risk of loss with respect to the shares is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the dividends-received deduction may be reduced.

      In addition, amounts received by a corporate shareholder pursuant to this offer that are treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. The “extraordinary dividend” rules of the Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to this offer should review the “extraordinary dividend” rules to determine the applicability and impact of such rules to it.

Additional Tax Considerations

      The distinction between long-term capital gains and ordinary income has historically been relevant because, in general, individuals have been subject to taxation at a reduced rate on their “net capital gain” (i.e., the excess of net long-term capital gains over net short-term capital losses) for the year. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year (currently 15 percent or less). However, recent changes to the tax laws have reduced the tax rate on ordinary income dividends to a similar current rate of 15 percent or less (which may change in future years).

      Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any of our shares pursuant to the offer.

      Backup Withholding. See Section 2 with respect to the application of the United States federal income tax backup withholding.

      Tax Consequences for Holders of Shares Acquired through the Exercise of Incentive Stock Options Under First Indiana’s Stock Option and Stock Incentive Plans. If you tender shares that were acquired through the exercise of an incentive stock option (also known as an ISO), your federal income tax liability will depend on whether the tender, or disposition, is “qualifying” or “disqualifying.” A qualifying disposition is a sale of the shares that is made both (A) more than two years after the date on which you were granted the incentive stock option to purchase the shares through the plan, and (B) more than one year after you actually purchased the shares. A disqualifying disposition is any sale made before both of these holding requirements are satisfied. A disqualifying disposition may result in the recognition of more ordinary income than capital gain income, which may subject you to a higher tax rate. Please see the Plan Summary and Prospectus for the plans for more information.

      The tax discussion set forth above is included for general information only. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, whether the shares were acquired pursuant to an employee or director benefit plan, and other particular circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

Section 14.	Effect of the Offer on the Market for our Shares; Registration under the Securities Exchange Act of 1934

Effect of the Offer

      As of October 22, 2004, there were 15,679,356 shares of our common stock outstanding. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of our common shares. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the listing standards of NASDAQ applicable to the National Market System, we believe that, following our purchase of shares pursuant to this offer, our remaining common shares will continue to qualify to be quoted on NASDAQ. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if following the offer our common shares would not qualify to be quoted on NASDAQ.

Registration Under the Securities Exchange Act of 1934

      Our common shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish certain information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to our offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the Securities Exchange Act of 1934. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result in our common shares being held of record by fewer than 300 persons. As of October 22, 2004, there were approximately 1,336 record holders of our common shares.

Section 15.	Legal Matters; Regulatory Approvals

Legal Matters

      We are not aware of any license or regulatory permit that appears to be material to our business and that is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of such a matter. We cannot give you any assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

Bank Regulatory Matters

      As a registered bank holding company, First Indiana Corporation is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Because we are (and upon completion of the offer we expect that we will remain) “well-capitalized” and “well-managed,” as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed tender offer.

      The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as First Indiana Corporation without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our common shares, such shareholder may be required to reduce its ownership interest in First Indiana Corporation or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder’s own legal counsel with respect to the consequences to the shareholder of the tender offer.

Section 16.	Cancellation, Extension, Termination and Amendment

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be reasonably determined by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be reasonably determined by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time by publicly announcing them. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of the securities sought) will depend on the facts and the circumstances. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue to be extended for at least ten business days from the time we publish, send or give to holders of shares a notice that we will (a) increase or decrease the price we will pay for our shares or (b) increase (except for an increase not exceeding 2% of our outstanding shares) or decrease the number of shares we seek.

      For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

Section 17.     Fees and Expenses

      RBC Capital Markets will act as our Dealer Manager in connection with this offer. Pursuant to the terms of a Dealer Manager Agreement dated November 1, 2004, we have paid the Dealer Manager a non-refundable advisory fee of $25,000 and have agreed to pay the Dealer Manager an additional fee equal to $.06 per share for any and all shares purchased in connection with the offer, including any shares purchased by First Indiana in excess of 1,600,000 shares, upon termination of the offer. We have also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with its services, including liabilities under federal securities laws.

      We have retained Georgeson Shareholder Communications Inc. to act as our Information Agent in connection with this offer. The Information Agent may contact shareholders by mail, telephone, facsimile, other electronic means and personal interviews to bring the offer to their attention, will respond to questions about the offer from shareholders, beneficial owners and brokers, dealers and other nominee shareholders, will fulfill requests for additional copies of this Offer to Purchase and other tender offer materials and may in some cases request brokers, dealers and other nominee shareholders to forward materials relating to this offer to beneficial owners. We have agreed to pay the Information Agent a fee of $7,500 plus $5.00 per telephone call for performing these services. In addition, we have agreed to reimburse the Information Agent for all of its reasonable out-of-pocket expenses, and to indemnify the Information Agent against certain liabilities and expenses in connection with its services, including liabilities under federal securities laws.

      We have paid the Depositary a fee of $5,000 and have agreed to pay the Depository a per transaction fee to cover its out-of-pocket expenses in connection with processing tendered shares while acting as our Depositary in the offer. In addition, we have agreed to reimburse the Depository for all of its reasonable out-of-pocket expenses, and to indemnify the Depositary against certain liabilities and expenses in connection with the offer, including liabilities under the federal securities laws.

      No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies, other than fees to the parties described above, for soliciting tenders of shares under our offer. If you hold shares through brokers or banks, we urge you to consult the brokers or banks to determine whether transaction costs are applicable if you tender shares through such brokers or banks and not directly to the Depositary. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We have not authorized any broker, dealer, commercial bank or trust company to act as our agent or the agent of the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and Instruction 6 in the related Letter of Transmittal.

Section 18.     Where You Can Find Additional Information

      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Section 19.     Miscellaneous

      We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this Offer to Purchase or in the related Letter of

Transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this Offer to Purchase does not extend to you. The information contained in this Offer to Purchase speaks only as of the date of this Offer to Purchase unless the information specifically indicates that another date applies.

      We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such a good faith effort, we cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

FIRST INDIANA CORPORATION

November 1, 2004

The Depositary for the Tender Offer is:

NATIONAL CITY BANK, N.A.

By Mail:	By Hand, Overnight Delivery Service or Courier:	By Facsimile: (For Eligible Institutions Only)
National City Bank	National City Bank	(781) 380-3388
Corporate Actions Processing	Corporate Actions Processing
P.O. Box 859208	161 Bay State Drive	To Confirm Receipt, Call:
Braintree, Massachusetts 02185-9208	Braintree, Massachusetts 02184	(781) 843-1833, Ext. 200

Questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.
17 State Street, 10th Floor
New York, NY 10004

Banks and Brokerage Firms please call: (212) 440-9800

All Others Call Toll-Free: (800) 457-0759

The Dealer Manager for the Tender Offer is:

RBC CAPITAL MARKETS

60 South Sixth Street, 17th Floor
Minneapolis, Minnesota 55402
Telephone: (612) 371-2800